Exhibit 99.1

GENCOR ANNOUNCES CHIEF EXECUTIVE OFFICER TRANSITION

September 30, 2016 (PRIME NEWSWIRE) - Gencor Industries, Inc., (NASDAQ:GENC) (the “Company”) announced that E.J. Elliott, Founder, Chairman and Chief Executive Officer, will relinquish the position of Chief Executive Officer effective October 1, 2016. E.J. Elliott will continue as Chairman of the Company’s Board of Directors and remain active in the Company.

Mr. John E. Elliott, age 55 and the son of E.J. Elliott will assume the role of Chief Executive Officer effective October 1, 2016. He will receive a base salary of $450,000 and stock options for 30,000 shares of the Company’s stock at a fair market value exercise price, a ten-year term, and a vesting of one-quarter per year over four years. John E. Elliott had been an Officer of the Company from 1985 to 2006, serving as Executive Vice President and a member of the Company’s Board of Directors. Most recently he served as Vice President. Previously, he was Managing Director of Spectrasyne Ltd., an environmental service and consulting company to the petroleum, chemical, and energy industry.

Gencor Industries is a diversified heavy machinery manufacturer of equipment used in the production of highway construction materials and environmental control machinery and equipment used in a variety of industrial applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statement,” including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2015: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Position and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of the press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact: Eric Mellen, Chief Financial Officer

407-290-6000